Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

January 8, 2004

Koger Equity, Inc.
225 NE Mizner Blvd., Suite 200
Boco Rotan, Florida 33432

Koger Equity, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

     We have acted as special tax counsel to Koger Equity, Inc., a Florida corporation (the “Company”), in connection with the preparation of a Prospectus Supplement, dated January 7, 2004 (the “Prospectus Supplement”), filed as part of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on October 15, 1997 (File No. 333-37919), as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale of 4,500,000 shares of common stock, par value $0.01, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

     The Company owns 126 office buildings, 107 of which it owns directly and 19 of which are owned by limited partnerships in which the Company owns, directly and indirectly, 100% of the interests (the “Subsidiary Partnerships”). The Company has previously provided, and may in the future provide, property and asset management services to third parties through its taxable REIT subsidiary, Koger Realty Services, Inc., a Florida corporation (“KRSI”).

In giving this opinion letter, we have examined the following:

Koger Equity, Inc.
January 8, 2004

1.	the Company’s Amended and Restated Articles of Incorporation, filed on May 18, 2000 with the Secretary of State of the State of the Florida (the “Articles of Incorporation”);

2.	the Articles of Amendment to the Articles of Incorporation setting forth the terms of the Company’s Series A Cumulative Redeemable Preferred Stock, filed on September 9, 2003 with the Secretary of State of the State of Florida;

3.	the Company’s Bylaws;

4.	the partnership agreements governing the Subsidiary Partnerships (the “Subsidiary Partnership Agreements”);

5.	the Registration Statement and the Prospectus Supplement;

6.	the minutes of the meetings of the Board of Directors of the Company held since January 1, 1997;

7.	the tax opinion given by Ropes & Gray LLP, dated September 10, 2003 (the “Ropes & Gray Opinion”), with respect to the Company’s qualification and taxation as a real estate investment trust (a “REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

8.	the taxable REIT subsidiary election for KRSI; and

9.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Company qualified as a REIT for its 1995 taxable year and all prior taxable years;

3.	during its taxable year ending December 31, 2004 and future taxable years, the representations contained in a certificate, dated January 8, 2004 and executed by

Koger Equity, Inc.
January 8, 2004

a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

4.	the Company will not make any amendments to its organizational documents, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

5.	no action will be taken by the Company, the Subsidiary Partnerships, or KRSI after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     In connection with the opinion rendered below, we also assumed the correctness of the Ropes & Gray Opinion with respect to the Company’s qualification as a REIT for its taxable years ending prior to January 1, 1996 and the representations contained in the Officer’s Certificate. However, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.

     Based the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus Supplement under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 1996, through December 31, 2003, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus Supplement under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

Koger Equity, Inc.
January 8, 2004

     The foregoing opinion is based on current provisions of the Code and the Treasury Regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided for in the next paragraph), and it speaks only as of the date hereof. Except as provided for in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP